Exhibit 99

Hormel Foods Corporation Names James P. Snee President and

Chief Operating Officer

AUSTIN, Minn. (October 21, 2015) — Hormel Foods Corporation (NYSE: HRL) announced today that its Board of Directors has elected James P. Snee to the position of president and chief operating officer effective October 26, 2015. Snee was also appointed to the Board of Directors. Snee succeeds Jeffrey M. Ettinger, 57, who has served as president since 2004. Ettinger will continue to serve as the company’s chairman and chief executive officer.

In his new role, Snee, 48, will oversee all of the company’s business segments and global operations including Grocery Products, Refrigerated Foods, Specialty Foods, Jennie-O Turkey Store and International, and will continue to report to Ettinger. Corporate administrative functions including finance, mergers and acquisitions, legal, research and development, supply chain, and human resources will continue to report to Ettinger.

“Jim’s vast experience in both our core businesses and our emerging growth markets internationally position him exceptionally well to take on the additional responsibilities of president and chief operating officer,” said Ettinger.  “Jim is a strong leader and has my confidence and the trust of our board. Under Jim’s direction, the international segment has delivered double-digit sales and earnings growth, expanded its global footprint, and driven impressive growth of our operations in China.”

“I would like to thank Jeff and the board for their trust and confidence; I am truly honored,” said Snee. “I understand the incredible legacy of Hormel Foods, and equally as important, I understand our imperatives for growth. The last few years have been exciting for our company as we completed several acquisitions, including the SKIPPY® brand, CytoSport Holdings and Applegate Farms, adding to our diverse and exciting portfolio of brands. I am excited to partner with Jeff, our senior leadership team, and all of our employees around the world, to continue our journey of innovation and growth.”

Snee will be only the tenth president in the company’s nearly 125-year history. As group vice president of Hormel Foods and president of Hormel Foods International, Snee led the company’s International segment, which encompasses more than 50 countries outside the United States.

Snee joined Hormel Foods in 1989 in the foodservice division and served in various positions within the group before being named manager of inventory and distribution for the Refrigerated Foods segment in 1995. He was promoted to foodservice area manager and foodservice regional sales manager in 1996 and 1998, respectively. Snee was named director of purchasing in 2006 and vice president of affiliated business units in 2008. In 2011, he advanced to senior vice president of Hormel Foods International and assumed his current position in 2012.

Snee earned a Bachelor of Arts degree in marketing from New Mexico State University (Las Cruces, N.M.). He received his master’s degree in business administration from the University of St. Thomas in St. Paul, Minn.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats for 2014, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the seventh year in a row. Hormel Foods was also recognized as a 2015 Military Friendly Employer by G.I. Jobs magazine, on the 2015 Best for Vets Employers List by Military Times, and was

named one of the 2015 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors on pages 34-40 in the company’s Form 10-Q for the fiscal quarter ended July 24, 2015.  The company’s Form 10-Q can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

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Investor Contact:	Media Contact:
Jana Haynes	Wendy A. Watkins
Hormel Foods	Hormel Foods
507-437-5248	507-437-5345
jlhaynes@hormel.com	media@hormel.com